Exhibit 4.5

PROMISSORY NOTE
Roger Ralston

Boca Raton, Florida	$22,000.00
June 10, 2009

For value received, the undersigned DirectView Holdings, Inc.(“Borrower”) with office Located at 7700 W Camino Real, Suite 403, Boca Raton, FL 33433, promises to pay to in lawful money of the United States of America or security equivalent to the order of Roger Ralston, (“Lender”) located at 19576 Saturnia Lakes Dr., Boca Raton, FL  33433 or such other place as the Lender may designate in writing, the principle sum of TWENTY THOUSAND DOLLARS ($22,000.00), together with interest thereon at the rate of 12.0% per annum. Principal and related interest shall be payable on June 10, 2010

This Promissory note may be pre-paid in whole or in part at any time prior to the maturity without premium or penalty of any kind. Borrower may prepay this Note in cash or other equivalent securities at any time without penalty. If paid in stock it will be paid at par value per share.

The Borrower and any endorsers of this note hereby agree to waive demand, notice of non-payment and protest, and in case suit shall be brought for the collection hereof or the note has to be collected upon demand of any attorney, to pay reasonable attorney’s fees for making such collection, and/or attorney’s fees and costs incurred by Lender, or holders hereof in prosecuting or defending litigation to effect collection, including costs and attorney’s fees in appellate courts.

During the period of any default under the terms of this Note, and from and after maturity, the interest rate on the entire indebtedness then outstanding shall be at the rate of twelve percent (12%) per annum. Notwithstanding any provision of the Note to the contrary, it is expressly agreed that the amounts payable under this Note in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest rate allowed by the laws of the State of Florida.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida.

DirectView Holdings, Inc.

By: /s/ Roger Ralston

Name: Roger Ralston

Title: CEO